Exhibit 99.2

SEQUANS COMMUNICATIONS

Société anonyme au capital de 1.184.876,98 euros

Siège social : Les Portes de la Défense, 15-55 boulevard Charles de Gaulle - 92700 COLOMBES

RCS Nanterre 450 249 677

Regulations

Restricted Share Award Plan – 2016-1

- CONTENTS -

I -	GENERAL PRINCIPLE OF RESTRICTED SHARE AWARDS

II -	LEGAL FRAMEWORK OF THE PLAN

III -	CHARACTERISTICS OF THE RESTRICTED SHARE AWARDS

IV -	CONDITIONS FOR THE RESTRICTED SHARE AWARDS AND BENEFICIARIES’ RIGHTS

•	Vested Award

•	Presence condition – Exceptions

•	Delivery of the Shares - Listing

•	Rights of the Shares after the Vesting Period

•	Adjustment

•	Reduction of Beneficiaries’ rights in case of a capital decrease due to losses

V -	TAX PROVISIONS

VI -	AMENDMENT OF THE PLAN

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I – GENERAL PRINCIPLES OF RESTRICTED SHARE AWARDS

The purpose of this plan is to manage the restricted share award program implemented for the benefit of certain of the employees (hereinafter the “Beneficiaries”) of Sequans Communications (hereinafter “Sequans” or the “Company”) and its subsidiaries within the meaning of Article L.233-3, 1° of the French Commercial code (hereinafter the “Subsidiaries”) .

This plan allows the Beneficiaries to receive free ordinary shares of Sequans (hereinafter the “Award”), subject to certain temporary restrictions. i.e. the restricted shares (hereinafter referred to as the “Shares”).

The Shares are effectively and gradually acquired by the Beneficiaries over a period of four (4) years from the date of the Award by the Board of Directors (the “Vesting Period”) provided that the Award conditions established by the Board of Directors are observed on the Vesting Date as defined hereafter. During the Vesting Period, the Beneficiaries are not the owners of the Shares. The Beneficiaries become owners of the Shares only at the end of the Vesting Period (hereinafter the “Vesting Date”).

All Shares vested before the second anniversary date of the Award by the Board of Directors must be retained until the second anniversary date of the Award by the Board of Directors. No retention period is required for Shares vested as from the second anniversary date of the Award by the Board of Directors. However, the shares may be subject to transfer or resale restrictions as required by applicable securities laws.

The Award of the Shares is an offer reserved to the Beneficiaries restrictively designated by the Board of Directors and consequently does not represent an offer made to the public. No Share can be awarded to any employee who owns more than 10% of the share capital of the Company or who would own more than 10% of the share capital as a result of the Award.

Beneficiaries are reminded that the change in the price of the Sequans’ shares and, consequently, the acquisition capital gain and the potential sale capital gain obtained through the sale of the Shares after the end of the Vesting Period, will depend on Sequans’ performance and results, as well as overall industry and external economic factors.

Nothing in this Plan forms part of the employment contract of a Beneficiary. The rights and obligations arising from the employment relationship between the Beneficiary and the Company or its Subsidiaries are separate from, and are not affected by, this Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

II – LEGAL FRAMEWORK OF THE PLAN

This plan is governed by French legal and regulatory provisions in effect on the date hereof and namely by articles L.225-197-1 et seq. of the French Commercial Code.

Pursuant to these provisions, the Company’s combined general shareholders’ meeting held on 28 June 2016 adopted a twelfth resolution authorising the principle of the award of Shares, deciding that the maximum number of Shares which may be issued by virtue of this authorisation shall not exceed 1,000,000 new ordinary shares with a unitary par value of EUR 0.02.

This combined general shareholders’ meeting has granted the Board of Directors the power to allocate these Shares, on one or more occasions, including the authority to determine the Beneficiaries.

Therefore and pursuant to the aforesaid grant of authority, at a meeting held on 29 June 2016, as amended on October 25, 2016, the Board of Directors decided the procedures applicable to Shares Awards and established the present Restricted Shares Award Plan 2016-1 (hereinafter the “Plan”), in conformity with the principles set by the combined general shareholders’ meeting and aforesaid statutory provisions.

III – CHARACTERISTICS OF THE RESTRICTED SHARE AWARD

The list of the Plan’s Beneficiaries is established and approved by the Company’s Board of Directors as well as the decision to grant Shares. The Shares allocated to the Beneficiaries shall either be existing shares owned by the Company or new shares to be issued.

The date of the decision of Award taken by the Board of Directors shall mark the commencement of the Vesting Period.

Beneficiaries will be individually notified of the Award by the CEO acting through a delegation of the Board of Directors (hereinafter the “Individual Letter of Notification”).

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Such Individual Letter of Notification is deemed to be an exhibit of this Plan and shall specify:

•	the number of Shares granted to the Beneficiary,

•	the term of the Vesting Period, and

•	the right to accept or refuse the Award of Shares through a receipt confirmation form that must be returned to the Company.

Within a period of fifteen (15) days following the receipt of the Individual Letter of Notification the Beneficiary undertakes to return to the Company a copy of this Plan, a copy of the Individual Letter of Notification, and the receipt confirmation form attached to said letter, being specified that all such copies shall be duly executed by the Beneficiary who acknowledges that the Individual Letter of Notification is part of this Plan. Alternatively, the Beneficiary may acknowledge the Notification and terms of the Plan via the on-line platform administered by the Company’s equity plan administrator.

IV – CONDITIONS FOR THE RESTRICTED SHARE AWARD AND BENEFICIARIES’ RIGHTS

IV-1. Vested Award

The Award of Shares to Beneficiaries will become final only at the end of the Vesting Period, as follows:

•	25% of the Award shall become final on the one-year anniversary of the Award date;

•	thereafter, an additional 1/12th of the remaining 75% of the Award become final on the corresponding day of each three month period thereafter (i.e. quarterly vesting), such that 100% of the Award has become final by the 4th anniversary of the Award date.

For example, if 160 Shares are awarded on 26 July 2016, the Award of 40 Shares becomes final on 26 July 2017, then the award of 10 Shares becomes final on 26 October 2017, the Award of another 10 Shares becomes final on 26 January 2018 and so forth until the Award of all 160 Shares is final as of 26 July 2020.

Such Award shall also be subject to the observance of the presence condition as set forth under Paragraph IV-2 hereafter.

IV-2. Presence condition - Exceptions

The Award of Shares to Beneficiaries is strictly related to the Beneficiary’s status as an employee of Sequans or its Subsidiaries. The Vested Award of Shares is consequently reserved for any Beneficiary (employee) designated at the time of the initial Award, linked to Sequans or to a Subsidiary through an employment agreement still in effect on the Vested Award date.

In case of termination of the employment agreement of the Beneficiary, for any reason whatsoever, effective before the end of the Vesting Period, the Beneficiary will lose any right to the related Shares.

Notwithstanding the above provisions, should the loss of the status as an employee during the Vesting Period be due to one of the following reasons, the granted Shares would be treated as follows:

•	Retirement or early retirement : Beneficiaries retain their right to the Shares, even though they are no longer bound by an employment agreement, but they remain subject to the other conditions of this Plan.

•	Death : pursuant to the provisions of article L.225-197-3 of the French Commercial Code, the successors or beneficiaries (“ayant-droits”) of the Beneficiaries, may, if they so desire, request the Award of the Shares. Such request must be made within six (6) months of the date of death; after such time limit, the successors or beneficiaries of the Beneficiary will definitively lose the right to request the Award of Shares. In any case, the final vesting of Shares will take place only upon the expiration of the Vesting Period.

•	2nd and 3rd category disability, within the meaning of article L.341-4 of the French Social Security Code: Beneficiaries may preserve their right to the Award of the Shares, but they will remain subject to the other conditions of this Plan.

•	A Subsidiary leaving the Group, if the Beneficiary is the employee of such company: the benefit of the right to the Award of the Shares is maintained for the Beneficiary, but will be subject to the other terms and conditions of this Plan.

•	Termination for economic reasons: the Beneficiaries keep the benefit of the right to the Award of the Shares, which shall continue to vest after such termination date, and which will be subject to the other conditions of this Plan.

•

Termination following an acquisition of Sequans Communications: In the event that a third party acquires a 100% interest in Sequans Communications, the Restricted Shares awarded to a Beneficiary who is subsequently

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dismissed within six months of the acquisition, other than for misconduct or gross negligence, shall vest immediately upon the date of employment contract termination as a result of said dismissal, unless the contract termination date is less than one year from the grant date. In this latter case, all Restricted Shares shall then vest one year from the grant date.

IV-3. Delivery of Shares upon Vesting - Listing

At the end of the Vesting Period and subject to the observance of the presence condition defined above, the Company shall transfer the number of granted Shares to the Beneficiary who shall thus become the owner of such Shares and a shareholder of the Company.

The Shares shall be registered in an account opened in the name of the Beneficiary, in the registers of Sequans Communications.

The new Shares issued for the purpose of the Plan will be subject to an application for admission trading on the New York Stock Exchange, under the form of American Depositary Shares (ADS).

IV-4. Rights of the Shares after the Vesting Period

After the Vesting Period, the Shares are no longer restricted shares and shall entitle the Beneficiary, as of the Vesting Date, to all rights pertaining to ordinary shares comprising the share capital and shall be subject to all provisions of the by-laws.

However, since these Shares are listed for trading on the New York Stock Exchange and in order to avoid any insider trading risk, Beneficiaries shall comply with the Insider Trading Compliance Program of the Company, a copy of which is attached hereto.

IV-5. Adjustment

Should the Company complete one of the financial transactions referred to under article L.225-181 of the French Commercial Code, no adjustment of the number of allocated Shares under this Plan shall be made, except if the general shareholders meeting voting the transaction decides otherwise.

IV-6. Reduction of Beneficiaries’ rights in case of a capital decrease due to losses

In case of a capital decrease due to losses realized by a decrease either in the par value of Sequans shares or in the number thereof, the rights of the Beneficiaries shall be reduced accordingly as if the Beneficiaries had been shareholders prior to the date on which the capital decrease became final.

V – TAX PROVISIONS

This presentation of tax treatment is provided for informational purposes only. It corresponds to the French legislation in effect as of the date this plan was approved by the Board of Directors.

The Beneficiary shall be responsible for learning about any amendments to the applicable tax treatment and the Company shall have no liability whatsoever in this respect.

V-1.	TAX PROVISIONS APPLICABLE TO BENEFICIARIES WHO ARE RESIDENT IN FRANCE FROM THE DATE OF THE AWARD UP TO THE SALE OF THE SHARES AND SUBMITTED TO THE FRENCH SOCIAL SECURITY

1. Capital gain realised at the time of acquisition (Vested Award) and Capital gain realised at the time of disposal

Both (i) the capital gain resulting from the acquisition which is equal to the value of ordinary share at the Vesting Date and (ii) the capital gain on the disposal which corresponds to the difference between the sales price of the ordinary share and the value of such share at the Vesting Date, are subject to :

•	an individual income tax (impôt sur le revenu) : progressive rate up to 45%(*)

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•	social security contributions (prélèvements sociaux : CSG, CRDS...) : 15.5% (5.1% being deductible for income tax purposes)

•	as the case may be, an exceptional contribution on high income (contribution exceptionnelle sur les hauts revenus) : progressive rate up to 4%

(*) : The Holder will also enjoy a complementary abatement of

•	50% if he holds the shares for an additional period of at least 2 years and less than 8 years from the date of exercise

•	65% if he holds the shares for a period of at least 8 years from the date of exercise

Both capital gains are taxed in the year during which the Shares are sold.

2. Wealth tax

Subject to comments from the tax administration, the Shares should, as at the Vesting Date, be included in the basis for the calculation of the wealth tax.

3. The tax information contained in this section V-1 is related to 2015 and is likely to change in accordance with the applicable statutory and regulatory provisions. The Beneficiary acknowledges that Sequans Communications and its subsidiaries shall have no liability in this respect and no obligation to provide advice and/or assistance in this regard.

V-2.	TAX PROVISIONS APPLICABLE TO BENEFICIARIES WHO ARE NOT RESIDENT IN FRANCE AND NOT SUBMITTED TO THE FRENCH SOCIAL SECURITY

Beneficiaries who are not residents in France are solely responsible for:

•	Determining the tax provisions applicable to gains resulting from (i) the acquisition of Shares (ii) the disposal of such shares;

•	Paying all taxes and contributions due as a result.

However, Beneficiaries domiciled abroad might be subject to a French withholding Tax in respect of the gain resulting from the acquisition of Shares, to the extent of days worked in France over the vesting period.

Sequans Communications and its subsidiaries shall have no obligation to provide advice and/or assistance in this regard.

VI – AMENDMENT OF THIS PLAN

This Plan may be amended by the Board of Directors if new legislation would have an unfavourable impact on the Company or on the Company’s financial statements or would increase the cost of such a Plan for the Company. Please note that any such amendment could affect the tax regime described in Section V above.

Subject to the scenarios set forth in the paragraph above, no amendment that could affect the rights of the Beneficiaries may be made to this Plan.

Furthermore, the Board of Directors is responsible for interpreting the provisions of this Plan, as needed.

This Plan shall prevail in case of conflict of interpretation between the Individual Letter of Notification and the Plan itself.

*            *

*

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- SEQUANS COMMUNICATIONS SA -

APPENDIX RELATING TO ISRAELI BENEFICIARIES

RESTRICTED SHARE AWARD PLAN – 2016

1.	GENERAL

1.1.	This appendix (the “Appendix”) shall apply only to Beneficiaries (as such term is defined under the Restricted Share Award Plan as amended on October 25, 2016 (the “Plan”)) who are Israeli Beneficiaries (as such term is defined below) of the Plan who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the purpose of payment of income tax under the Ordinance (as such term is defined in Clause 2.15 below) (the “Israeli Beneficiaries”). The provisions specified hereunder shall form an integral part of the Plan, which applies to the award of Restricted Shares (as such term is defined under the Plan) of Sequans Communications SA, a Societe Anonyme, incorporated under the laws of the Republic of France, having its statutory seat in Paris-La Défense, France (the “Company”).

1.2.	According to the Plan, Restricted Shares may be awarded and allocated to certain employees of any the Company or its Subsidiaries (as such term is defined in Clause 2.18 below).

1.3.	This Appendix is to be read as an integral part of the Plan so that the Appendix and the Plan jointly will comply with the requirements of Israeli law in general, and in particular with the provisions of Section 102 of the Ordinance, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not apply to or modify the Plan with respect of any Beneficiaries except for the Israeli Beneficiaries.

1.4.	The Plan and this Appendix are complimentary to each other and shall be deemed as one with respect to Israeli Beneficiaries. In any case of a contradiction (explicit or implicit) between the provisions of this Appendix and the Plan, the provisions of this Appendix shall prevail where Israeli tax law issues are concerned.

1.5.	Any capitalized term not specifically defined in this Appendix shall be construed according to the meaning given to it in the Plan.

2.	DEFINITIONS

2.1.	“ADS” means an American Depository Receipts listed for trading on NYSE, each representing one ordinary Share of the Company.

2.2.	“Approved 102 Award” means an Award of Restricted Shares to an Israeli Beneficiary pursuant to Section 102(b) of the Ordinance (as such term is defined in Clause 2.15 below) the registration thereof being maintained by the Escrow Agent (as such term is defined in Clause 1.1 below), which may be classified as either a “Capital Gains Award” or an “Ordinary Income Award” (as such terms are respectively defined in Clauses 2.3 and 2.14 below).

2.3.	“102 Award” means any Approved 102 Award or Unapproved 102 Award allocated to an Employee pursuant to Section 102.

2.4.	“3(i) Award” means an Award allocated pursuant to Section 3(i) of the Ordinance to a Non-Employee.

2.5.	“Award” means any award and allocation of Restricted Shares to an Employee pursuant to the Plan.

2.6.	“Award Agreement” means the agreement between the Company and the Israeli Beneficiary, setting out the terms and conditions of the Award to such Israeli Beneficiary, including, inter alia, the number of Restricted Shares to which the Award relates and the type of Awards thereunder (whether Capital Gains Awards, Ordinary Income Awards, Unapproved 102 Awards or 3(i) Awards) and the vesting and restriction provisions

2.7.	“Capital Gains Award” means an Approved 102 Award elected and designated by the Company to qualify under the capital gains tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.8.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.9.	“Employee” means a person who is employed by the Company or any of its Subsidiaries, but excluding any Controlling Shareholder, all as determined in Section 102.

2.10.	“Escrow Agent” means an escrow agent appointed by the Company, and approved by the ITA, to serve as an escrow agent in connection with the allocation of Approved 102 Awards, all in accordance with the provisions of Section 102.

2.11.	“ITA” means the Israeli Tax Authorities.

2.12.	“Non-Employee” means a Controlling Shareholder or any consultant, adviser, service provider or any other person who is engaged by or is related to the Company or any of its Subsidiaries, but is not an Employee.

2.13.	“Individual letter of Notification” has the meaning as set out under the Plan.

2.14.	“Ordinary Income Award” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.15.	“Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721 – 1961, as in effect from time to time.

2.16.	“Restricted Share(s)” has the meaning as set out under the Plan.

2.17.	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder, as in effect from time to time.

2.18.	“Subsidiary” means any “employing company” within the meaning of such term in Section 102(a) of the Ordinance.

2.19.	“Unapproved 102 Award” means an Award allocated pursuant to Section 102(c) of the Ordinance.

2.20.	“Vested Restricted Share(s)” means the Restricted Share(s) that were transferred and issued pursuant to the expiration of the Vesting Period (as term is defined in the Plan) to the Escrow Agent pursuant to an Award to an Israeli Beneficiary.

3.	AWARDS

3.1.	The persons eligible for Awards under the Plan as Israeli Beneficiaries shall include Employees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the purpose of payment of income tax under the Ordinance.

3.2.	The Company may designate, at its sole discretion, Awards allocated to Employees pursuant to Section 102 as Unapproved 102 Awards or as Approved 102 Awards.

3.3.	The allocation and Award of Approved 102 Awards shall be made under this Appendix adopted by the Board of Directors, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4.	No Approved 102 Awards shall be allocated and Awarded under this Appendix to any Employee unless and until the Company’s election of the type of Approved 102 Awards to be allocated and Awarded to Employees – Capital Gains Awards or Ordinary Income Awards – is appropriately filed with the ITA (the “Election”). Such Election shall become effective beginning on the first date of Award of an Approved 102 Awards under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards (the “Term”). The Election shall obligate the Company to grant during the Term only the type of Approved 102 Awards it has elected, and shall apply to all Israeli Beneficiaries who were allocated and Awarded Approved 102 Awards during the Term, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.5.	The Escrow Agent shall maintain a register of all Approved 102 Awards, all in accordance with the terms and conditions set out in Clause 4 below.

3.6.	For the avoidance of doubt, the grant of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance.

4.	ESCROW AGENT

4.1.	All Awards, Restricted Shares and, if applicable, other shares or other rights to shares received subsequently in respect of such Restricted Shares shall all be Awarded, allocated and issued to the Escrow Agent on behalf of the Israeli Beneficiary and held for the benefit of the Israeli Beneficiaries for such period of time as required under Section 102 (the “Holding Period”). In the event the requirements for the Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.	Notwithstanding anything to the contrary, the Escrow Agent shall not release any Restricted Shares allocated or issued to it upon prior to the full payment of the Israeli Beneficiary’s tax liabilities arising from the Award of the Approved 102 Awards and/or the sale of the Restricted Shares and/or the filing of an application for admission to register the Restricted Shares for trading on the NYSE, under the form of ADSs, if any.

4.3.	Subject to the provisions of Section 102, an Israeli Beneficiary shall not sell or release from the Escrow Agent any rights Restricted Shares and/or Restricted Shares received subsequently in connection with Approved 102 Award held by the Escrow Agent on its behalf, until the lapse of the Holding Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to, and shall be borne by, such Israeli Beneficiary.

4.4.	By the execution, and (where relevant) timely return, of the Award Agreement and the Individual Letter of Notification (as defined under the Plan) and upon allocation of an Approved 102 Award, the Israeli Beneficiaries undertakes to release the Escrow Agent from any liability in respect of any action or decision duly taken and bona fide executed in relation to this Appendix, any Approved 102 Award or Restricted Share issued to the escrow Agent to be held in escrow for the benefit of such Israeli Beneficiary thereunder.

4.5.	No Restricted Shares or any additional rights issued by the Company to the Escrow Agent for the benefit of an Israeli Beneficiary shall be held by the Escrow Agent for a period longer than ten (10) years after the end of the Term. The Company shall instruct the Escrow Agent as to the transfer of these Restricted Shares or any additional rights issued by the Company to the Escrow Agent for the benefit of an Israeli Beneficiary.

5.	TERMS AND CONDITIONS

The terms and conditions upon which the Awards shall be allocated and vest shall be as specified in the Plan, the Individual Letter of Notification and the Award Agreement to be executed pursuant to this Appendix. Each Award Agreement shall state, inter alia, the number of Restricted Shares to which the Award relates and the type of Awards thereunder (whether Capital Gains Awards, Ordinary Income Awards, Unapproved 102 Awards or 3(i) Awards) and the vesting and restriction provisions.

6.	FAIR MARKET VALUE

As the Company’s shares are listed for trading on New York Stock Exchange, the fair market value of Awards’ underlying ADSs shall be determined in accordance with the provisions set in Section 102(b)(3) of the Ordinance.

7.	ISSUE OF RESTRICTED SHARES

Upon the expiration of the Vesting Period and subject to the compliance by the Israeli Beneficiary with the terms and conditions stipulated under the Plan, the Individual Notification letter and the Award Agreement, the Company shall issue the Restricted Shares to the Escrow Agent.

8.	ASSIGNABILITY AND SALE OF AWARDS AND RESTRICTED SHARES

8.1.	No Award, Restricted Shares or any right with respect thereto, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, and during the lifetime of the Israeli Beneficiary’s each and all of such Israeli Beneficiary’s rights to receive Restricted Shares hereunder shall be Awarded for the benefit only of the Israeli Beneficiary. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

8.2.	As long as Restricted Shares are held by the Escrow Agent on behalf of an Israeli Beneficiary, all such Israeli Beneficiary’s rights in the Restricted Shares are personal, cannot be transferred, assigned, pledged or mortgaged, except for that transfers pursuant to a will or by the laws of descent and distribution, provided that the transferee thereof shall be subject to the provisions of Section 102 as would have been applicable to the deceased Israeli Beneficiary.

9.	INTEGRATION OF SECTION 102 AND THE ITA

9.1.	With regards to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Award Agreement shall be subject to the provisions of Section 102 and the Israeli Tax Authority’s approval, and the said provisions and permit shall be deemed an integral part of the Plan, the Appendix and the Award Agreement. For the removal of doubt, in case of any contradiction between any provision of the Plan, the Appendix or the Award Agreement, one the one side, and Section 102 and/or the Israeli Tax Authority’s approval, on the other side, the latter shall prevail and shall be binding upon the Company and the Israeli Beneficiaries where matters of Israeli taxation are concerned.

9.2.	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, the Appendix or the Award Agreement, shall be binding upon the Company and the Israeli Beneficiaries.

10.	DIVIDEND

Subject to the Company’s incorporation documents and applicable laws, the Israeli Beneficiary shall be entitled to receive dividends with respect to all Restricted Shares held by the Escrow Agent on behalf of the Israeli Beneficiary and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102.

11.	RIGHTS AS A SHAREHOLDER

Unless otherwise specified in the Plan and subject to the restrictions on the transfer of the Restricted Shares, following the expiration of the Vesting Period and following the issue of the Restricted Shares to the Escrow Agent for the benefit and on behalf of an Israeli Beneficiary, such Israeli Beneficiary shall have all rights as a shareholder with respect to the Restricted Shares issued under the Plan and in particular: (i) the pre-emptive subscription right; (ii) the information right; (iii) the right to participate in the shareholders’ meetings; (iv) the right to vote; and/or (v) the right to dividends and potential non-appropriated reserves, if any.

12.	TAX CONSEQUENCES

12.1.	Any tax consequences arising from any Award allocated to an Israeli Beneficiary or any other event or act with respect thereof (of the Company and/or its Subsidiaries and/or the Escrow Agent and/or the Israeli Beneficiary), shall be borne solely by the applicable Israeli Beneficiary. The Company and/or its Subsidiaries and/or the Escrow Agent shall withhold all taxes according to the requirements under any applicable laws, rules, and regulations, including without limitation withholding taxes at source. Furthermore, the Israeli Beneficiary shall indemnify the Company and/or its Subsidiaries and/or the Escrow Agent, as applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Beneficiary.

12.2.	The Company and/or, when applicable, the Escrow Agent shall not be required to release any share certificate to an Israeli Beneficiary until to the Company’s and, when applicable, to the Escrow Agent’s discretion, all required payments have been fully made.

12.3.	With respect to Unapproved 102 Awards, if the Israeli Beneficiary ceases to be employed by the Company or any of its Subsidiaries, the Israeli Beneficiary shall extend to the Company and/or the applicable Subsidiary a security or guarantee, to the full satisfaction of the Company, for the payment of taxes and the like due at the time of sale of Shares, all in accordance with the provisions of Section 102.

13.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole and exclusive jurisdiction in any matters pertaining to this Appendix.

- SEQUANS COMMUNICATIONS SA -

APPENDIX RELATING TO UK BENEFICIARIES

RESTRICTED SHARES AWARD PLAN – 2016-1

1.	GENERAL

1.1.	This appendix (the “Appendix”) shall apply only to beneficiaries (the “Beneficiaries”) of the Plan (as such term is defined below) who are residents of the United Kingdom for the purpose of payment of income tax (the “UK Beneficiaries”). The provisions specified hereunder shall form an integral part of the Restricted Share Award Plan – 2016-1 (the “Plan”) as amended on October 25th, 2016, which applies to the grant of restricted free shares of SEQUANS COMMUNICATIONS SA, a Société Anonyme, incorporated under the laws of the Republic of France, having its statutory seat in Colombes, France (the “Company”).

This Appendix was approved by the board of directors of SEQUANS COMMUNICATIONS SA on July 26, 2016 and amended on October 25th, 2016.

1.2.	According to the Plan, restricted free shares of the Company may notably be granted to to employees of SEQUANS COMMUNICATIONS LTD. (the “UK Beneficiaries”), English subsidiary of the Company.

1.3.	The Appendix is to be read as an integral part of the Plan so that the Appendix and the Plan jointly will comply with the requirements of UK law and notably Paragraph 1 of the Social Security Contributions and Benefits Act 1992. For the avoidance of doubt, this Appendix does not apply to or modify the Plan with respect of any Beneficiaries except for the UK Beneficiaries.

1.4.	The Plan and this Appendix are complimentary to each other and shall be deemed as one with respect to UK Beneficiaries. In any case of a contradiction (explicit or implicit) between the provisions of this Appendix and the Plan, the provisions of this Appendix shall prevail where tax law issues are concerned.

1.5.	Any capitalized term not specifically defined in this Appendix shall be construed according to the meaning given to it in the Plan.

2.	VESTING OF RESTRICTED FREE SHARES

Upon the free and clear acquisition of the shares due to the passage of time in the employment of the Company (“vesting”), the UK Beneficiary shall (as the Board shall direct):

a.	pay to SEQUANS COMMUNICATIONS Ltd. (or such other person as the Board may direct) such sum or sums as may, in the reasonable opinion of the Board, be appropriate to indemnify SEQUANS COMMUNICATIONS Ltd. as employer (as the term is defined in the PAYE Regulations or NI Rules, as appropriate) of the Beneficiary in respect of any free share Tax Liability; and/or

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b.	authorise SEQUANS COMMUNICATIONS Ltd. to arrange the sale on his behalf of sufficient shares of , to discharge any free share Tax Liability in respect of the vesting of the restricted free share and retain from the proceeds of sale any amount of free share Tax Liability which has not been recovered; and/or

c.	authorise SEQUANS COMMUNICATIONS Ltd. to deduct from any amounts which are or at any time in the future become due to the Beneficiary, whether from SEQUANS COMMUNICATIONS Ltd. or any other person (and whether such amounts are due pursuant to the office or employment or otherwise), such amount or amounts as, in the reasonable opinion of the Board, is necessary to give effect to such indemnity; and/or

d.	consent to being party to an agreement under Social Security Contributions and Benefits Act 1992 Schedule 1 paragraph 3A or consent to be party to a joint election under Social Security Contributions and Benefits Act 1992 Schedule 1 paragraph 3B as appropriate. The effect of the aforementioned paragraphs is to make the Beneficiary liable to secondary Class 1 national insurance contributions, for which section 481 ITEPA 2003 allows a deduction in arriving at the Beneficiary’s income subject to income tax; and/or

e.	appoint (irrevocably and by way of security for the performance of his obligations under clause 7.4(b)) SEQUANS COMMUNICATIONS Ltd. (with full power of substitution) as his attorney for the purpose of signing, in his name and on his or her behalf any documents required to implement the foregoing; and/or

f.	agree to be party to an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 within 14 days of the vesting of the Restricted Free Shares.

3.	TAX CONSEQUENCES

The UK Beneficiary hereby expressly agrees that the SEQUANS COMMUNICATIONS Ltd. National Insurance be transferred to him/her, with respect to the grant of employment related securities (the “Restricted Free Shares”) pursuant to the Plan.

Consequently, the Beneficiary agrees to the transfer of the whole liability for the secondary contributor’s National Insurance contributions (NICs) that arise on any relevant employment income covered by election from the secondary contributor of SEQUANS COMMUNICATIONS Ltd (hereafter the “Transfer”).

Relevant employment income from securities and options on which SEQUANS COMMUNICATIONS Ltd.’s NICs becomes due is defined as:

i.	an amount that counts as employment income of the earner under section 426 of ITEPA 2003 (restricted securities: charge on certain post-acquisition events),

ii.	an amount that counts as employment income of the earner under section 438 of that Act (convertible securities: charge on certain post-acquisition events), or

iii.	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA 1992.

The Transfer will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).

The Transfer does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2

In signing the Plan and the Appendix, the UK Beneficiary authorises SEQUANS COMMUNICATIONS Ltd., or other body (if applicable), to recover an amount sufficient to cover the liability for the employer’s NICs transferred in accordance with the arrangements summarised below and further detailed in the Plan:

•	A deduction from salary or other payments due; or.

•	The delivery in cleared funds from the UK Beneficiary in sufficient time to enable SEQUANS COMMUNICATIONS Ltd. to make payment to HM Revenue & Customs (HMRC); or

•	The sale of sufficient shares acquired from the UK Beneficiary’s vested free shares following notification to SEQUANS COMMUNICATIONS Ltd. Scheme Administrator, the proceeds of which must be delivered to SEQUANS COMMUNICATIONS Ltd. in sufficient time for payment to be made to HMRC by the due date; or.

•	A deduction from any cash payment, treated as Relevant Employment Income, given to the UK Beneficiary; or.

•	Where the proceeds of the gain are to be made through a third party, the UK Beneficiary will authorise that party to withhold an amount from the payment or to sell shares sufficient to cover the secondary NICs transferred. Such amount will be paid in sufficient time to enable SEQUANS COMMUNICATIONS Ltd. to make payment to HMRC by the due date.

SEQUANS COMMUNICATIONS Ltd. and the Beneficiary will ensure that payment of the liability for the secondary NICs will be made to HMRC within 14 days following the end of the Income Tax month in which the relevant employment income arises —the due date.

The UK Beneficiary understands that in agreeing the Transfer he/her will be personally liable for the secondary NICs.

The UK Beneficiary is expressly informed that he shall enter into a separate joint election related to the Transfer.

3

Joint Election for the transfer of Employer’s

National Insurance contributions to the employee

Between

SEQUANS COMMUNICATIONS Ltd. (‘the Secondary Contributor’ who is the employer), whose Registered Office is at 155 Wharfedale Road, Winnersh Triangle, Reading, Berkshire RG41 5RB, Company Registration number 05641993, referred to as the “Company”

and

[insert name of employee], whose National Insurance number is [exampleAA 000000 A].

referred tro as the “Employee”

1.	PURPOSE AND SCOPE OF ELECTION

(a) This election covers the grant on [DD/MM/YYYY] of employment-related securities options under the Restricted Shares Award Plan 2016 (the “Plan”) approved by the Shareholders of SEQUANS COMMUNICATION SA, mother company of the Employer, on June 28, 2016 and amended on October 25th, 2016. An appendix to this Plan (the Appendix”) for UK Beneficiaries has been approved on July 26, 2016 and amended on October 25, 2016.

(b) This joint election is made in accordance with Paragraph 3B(1) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (‘SSCBA 1992’).

(c) The Company requests the Employee to enter into this joint election to transfer the liability for the secondary contributor’s National lnsurance contributions (NICs) that arise on any relevant employment income covered by this election from the secondary contributor to the Employee.

(d) The employer’s National Insurance liability that shall transfer from the employer to the Employee under this joint election is the whole of the secondary liability.

Relevant employment income from securities and options specified in 2(a) on which employer’s NICs becomes due is defined as:

i.	an amount that counts as employment income of the earner under section 426 of ITEPA 2003 (restricted securities: charge on certain post-acquisition events),

ii.	an amount that counts as employment income of the earner under section 438 of that Act (convertible securities: charge on certain post-acquisition events), or

iii.	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA 1992.

(e) This joint election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).

(f) This election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.	ARRANGEMENTS FOR PAYMENT OF SECONDARY NICS

(a) In signing this joint-election the Employee authorises the Company, or other body (if applicable), to recover an amount sufficient to cover the liability for the employer’s NICs transferred under this election in accordance with the arrangements summarised below and further detailed in the Appendix:

•	A deduction from salary or other payments due; or.

•	The delivery in cleared funds from the Employee in sufficient time to enable the Company to make payment to HM Revenue & Customs (HMRC); or.

•	The sale of sufficient shares from the Employee’s vested shares following notification to the Company Scheme Administrator, the proceeds of which must be delivered to the Company in sufficient time for payment to be made to HMRC by the due date; or.

•	A deduction from any cash payment, treated as Relevant Employment Income, given to the Employee; or.

•	Where the proceeds of the gain are to be made through a third party, such as the Company’s equity plan administrator, the Employee will authorise that party to withhold an amount from the payment or to sell shares sufficient to cover the secondary NICs transferred. Such amount will be paid in sufficient time to enable the Company to make payment to HMRC by the due date.

(b) The Company and the Employee will ensure that payment of the liability for the secondary NICs will be made to HMRC within 14 days following the end of the Income Tax month in which the relevant employment income arises —the due date.

The Employee understands that in making this election they will be personally liable for the secondary NICs covered by this election.

3.	DURATION OF THIS ELECTION

(a) This joint election shall continue in force from the time it is made until whichever of the following first takes place:

•	the Company gives notice to the Employee terminating the joint election

•	it is cancelled jointly by the Company and the Employee

•	it ceases to have effect in accordance with the terms of the joint election

•	HMRC serves notice on the Company that the approval of the joint election has been withdrawn

(b) The terms of this joint-election will continue in full force regardless of whether the Employee ceases to be an employee of the Company.

Executed in two original copies, on

The Employee

The Employer